UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2005

PERFORMANCE FOOD GROUP COMPANY

(Exact Name of Registrant as Specified in Charter)

Tennessee (State or Other Jurisdiction of Incorporation)	0-22192 (Commission File Number)	54-0402940 (I.R.S. Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia (Address of Principal Executive Offices)	23238 (Zip Code)

(804) 484-7700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On May 20, 2005, the board of directors of Performance Food Group Company, a Tennessee corporation (the “Company”), granted options to purchase 5,000 shares of the Company’s common stock, par value $0.01 per share, (the “Common Stock”), to each of the following members of the Company’s board of directors: Charles E. Adair, Mary C. Doswell, Fred C. Goad, Jr., Timothy M. Graven and John E. Stokely. The options, which vest on May 20, 2006, have an exercise price equal to $27.46 per share, the closing market price for the Common Stock on the NASDAQ National Market System on the date of grant, and expire ten years from the date of grant. The options, which were awarded pursuant to the Performance Food Group Company 2003 Equity Incentive Plan (the “Plan”), vest and become excercisable upon the occurrence of a change in control or potential change in control, as those terms are defined in the Plan.

     Each recipient’s option award agreement contains provisions dealing with, among other things, (i) the effect, on the award, of the termination of the recipient’s service as a director of the Company; (ii) the option’s transferability; and (iii) the manner in which the recipient can exercise the option.

     The form of Non-Qualified Stock Option Award Agreement for these options is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

     (c)   Exhibits

10.1	Form of Non-Qualified Stock Option Award Agreement for Non-Employee Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY
By:	/s/ John D. Austin
John D. Austin
Senior Vice President and Chief Financial Officer

Date:   May 24, 2005

EXHIBIT INDEX

10.1	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors.

4